EX 10.2

June 22, 2015
Mr. Frank J. Notaro
c/o IDEX Corporation
1925 West Field Court, Suite 200
Lake Forest, IL 60045-4824
Dear Frank:
As we have discussed, in March 2016 you will be attaining an age and completing a period of service with IDEX whereby you will be eligible to retire under various programs of IDEX. In order to prepare for your possible retirement, should you wish to retire, IDEX wants to arrange for the orderly transition of your role as General Counsel of IDEX. Therefore, IDEX proposes the following arrangement.
IDEX asks that you provide the Board with advance notice of the date on which you desire to retire as General Counsel of IDEX (the “Retirement Date”). At the appropriate time thereafter, IDEX will commence a search to find a person to fill the role of General Counsel. As of the date on which a new person commences service in the role of General Counsel (the “Transition Date”), you will resign your position as General Counsel, and all other positions with IDEX and its affiliates, and will then serve only as Secretary of IDEX Corporation until the Retirement Date (the “Transition Period”) performing the roles and responsibilities of Secretary provided for under the governance documents of IDEX.
For services through your actual Retirement Date, you will continue to receive compensation and benefits under existing agreements and arrangements and commensurate with your current position as Senior Vice President, General Counsel and Secretary of IDEX. For the year that contains the Retirement Date, in addition to payment of any unpaid annual bonus for a prior year, you will receive a cash payment of your targeted bonus amount appropriately pro-rated for the period of time from the beginning of the calendar year to the Retirement Date; these amounts will be paid no later than 20 days following the Retirement Date. Should your employment with IDEX terminate prior to the Retirement Date, the terms of any existing arrangements will govern the terms of your termination.
On your retirement, vesting and payment of equity awards under the IDEX Incentive Award Plan (the “IAP”) will be governed by the terms of the IAP and the relevant award agreements and payment of amounts under the Supplemental Executive Retirement Plan and Deferred Compensation Plan will be governed by the terms of that plan, any elections made by you, and, if appropriate to determining the time of payment, following your “separation from service” within the meaning of Section 409A of the Code.
Following the Retirement Date, IDEX will engage you to provide consulting services on a temporary, independent contractor basis (the “Consulting Period”). The Consulting Period is designed so that there will be at least a minimum 120-day period following the Transition Date during which you will be available to answer questions from senior IDEX executives to provide special historical information and knowledge which you uniquely possess as a result of your long career here at IDEX. The Consulting Period will consist of the period starting on the day after the Retirement Date and ending on the day that is the later of (i) 30-days after the Retirement Date or (ii) 120 days after the Transition Date. By agreeing to provide these services, you will receive a consulting fee from IDEX in the amount of $250,000 (the “Base Consulting Fee”). The Base Consulting Fee will be paid over the Consulting Period in one or more equal installments with the first payment payable within three days of the Retirement Date and each subsequent payment, if any, payable on the first day of each calendar month within the Consulting Period. Should the consulting arrangement end during the Consulting Period, IDEX will continue to pay the remaining installments of the Base Consulting Fee. IDEX will also reimburse you for any out-of-pocket expenses you incur in providing these services.
IDEX acknowledges that the services to be provided during the Transition and Consulting Periods will not involve managing legal matters of IDEX or the provision of legal services or advice to IDEX, and that you are not precluded from providing services to other parties. The parties understand that any services you provide to other parties during your Transition Period will not alter or change your status as an employee of IDEX and will not pose a conflict of interest with IDEX. We may enter into further agreements or arrangements regarding provision of additional consulting services for periods during or after the Consulting Period on terms and conditions as we may then agree upon.
During the period in which you continue to provide services to IDEX, all existing agreements between IDEX and you will remain in full force and effect and will continue to apply specifically including the following: (i) Restricted Stock Award Agreements, (ii) Performance Stock Units Agreements, (ii) Stock Option Award Agreements, (iii) Employee Inventions and Proprietary Information Agreement, (iv) Indemnification Agreement of IDEX Corporation, (v) Letter Agreement dated September 30, 2010, and (vi) Letter Agreement dated April 24, 2000, as amended February 19, 2015. For example, for purposes of awards under the IAP, during the period in which you continue to provide services to IDEX, you will not have incurred a “Termination of Service.”
Notwithstanding anything to the contrary hereof, and to the maximum extent permitted by law, the terms of this letter shall be interpreted in such a manner that all payments to you are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended.
Frank, if these terms are acceptable to you, please acknowledge your acceptance by signing the enclosed copy of this letter and returning that copy to me.
Very truly yours,

/s/ ANDREW K. SILVERNAIL

Andrew K. Silvernail
Chairman and Chief Executive Officer
/me

AGREED TO AND ACCEPTED BY:

/s/ FRANK J. NOTARO

Frank J. Notaro

Date: June 22, 2015